EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Nine Months Ended
	Year Ended December 31,										September 30,
	2010		2011		2012		2013		2014		2014		2015

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$331,941		$348,519		$296,805		$159,871		$223,373		$210,662		$145,539
Add:
Gain on Sale of Real Estate (1)	1,081		3,281		261		1,847		10,512		9,459		1,059
Fixed Charges	284,052		286,241		326,261		335,637		345,781		251,201		256,591
	$617,074		$638,041		$623,327		$497,355		$579,666		$471,322		$403,189

Fixed Charges:
Interest Expense, Net	$204,559		$205,256		$242,599		$254,174		$260,717		$187,733		$196,120
Interest Portion of Rent Expense	79,493		80,985		83,662		81,463		85,064		63,468		60,471
	$284,052		$286,241		$326,261		$335,637		$345,781		$251,201		$256,591

Ratio of Earnings to Fixed Charges	2.2	x	2.2	x	1.9	x	1.5	x	1.7	x	1.9	x	1.6	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 and for the nine months ended September 30, 2014 and 2015 was $295, $920, $55, $430, $2,205, $1,991 and $209, respectively.